Exhibit 10.1


                              EMPLOYMENT AGREEMENT
                               THE OZONE MAN, INC.


     THIS AGREEMENT is entered into as of November 16, 2008 by Dr. Halden Shane (the "Employee" and The Ozone Man, Inc. (the "Company"), a Florida Corporation.


1)   Duties and Scope of Employment.

     a) Position. For the term of his employment under this Agreement (the "Employment"), the Company agrees to employ the Employee, which, effective as of October 23,2007, shall be in the position of Chief Executive Officer of the Company or in such other level equivalent or higher-level position as the Company Subsequently may assign to the Employee. The Employee shall report to the Company's Board of Directors (the "Board") and shall continue to serve throughout the term of this Agreement as The Chairman of the Board. Throughout the term of his employment, Employee shall have such power, authority and responsibility and perform such duties as are prescribed by or under the Bylaws of the Company and as are customarily associated with the position of Chief Executive Officer. Schedule "A" to this Agreement sets forth particular objectives associated with Employee's position, which Employee shall endeavor to meet.

     b) Obligations to the Company. During his Employment, the Employee shall devote his full business efforts and time to the Company. During his Employment, the Employee may, during nonworking hours away from the Company's premises, engage in lawful conduct as an employee, consultant or volunteer for an organization other than the Company ("Other Work"); provided, however, that such Other Work does not include, without limitation, conduct that (i) constitutes a breach of fiduciary duty to the Company, (ii) constitutes a breach of the duty of loyalty to the Company, (iii) constitutes a breach of Employee's Proprietary Information and Inventions Agreement with the Company, (iv) constitutes a breach of this Agreement, (v) competes with the Company's business, (vi) knowingly assists any person or entity in competing with the Company, (vii) knowingly assists any person or entity in preparing to compete with the Company, or
          (viii) assists any person or entity in soliciting any employees or consultants of the Company to leave with Company. In the event that the Employee engages in Other Work, the Employee must, at least five (5) business days prior to engaging in lawful conduct in business activities other than the Company's business, or in material charitable and political activities not directly associated with the Company during nonworking hours away from the Company's premises, notify the Company in writing of the Employee's activity and purpose of activity, name of employer
          (if any) or organization, position with respect to the activity or the entity and any potential conflict that may arise from that activity, including the number of hours spent engaging in such activity that may or will detract from the business of the Company, and the Board shall have the right to approve such Other Work to activities. The Employee shall comply with the Company's policies and rules, as they may be in effect from time to time during his Employment. Notwithstanding the foregoing, the Company acknowledges and approves Employee's current role as President and Chairman of the board of Tiger
          Management International, LLC.

     c) No Conflicting Obligations. The Employee represents and warrants to the Company that he is under no obligations and/or commitments, whether contractual or otherwise, that are inconsistent with his obligations, under this Agreement. The Employee represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person other than the Company, has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that he has returned or destroyed all property and confidential information belonging to any prior employer. The Employee agrees to sign the current versions and any future versions of the Company's various agreements related to confidentiality, inventions and related intellectual property matters.

     d) Commencement Date, CEO Date and Location. The Employee had officially commenced work for the Company effective on October 23, 2007 ("CEO Start Date") by oral agreement. This agreement will be effective January 1, 2009. The Employee shall be located in the Beverly Hills office of the Company.

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2)   Cash and Incentive Compensation

     a) Salary. The Company initially shall pay the Employee as compensation for his services a base salary at a gross annual rate, excluding incentive bonuses that may be approved by the Board, of Three Hundred Ninety Thousand Dollars ($390,000) from the Commencement Date. However Employee may elect to have his compensation deferred until a later date. When paid such base salary shall be payable in accordance with the Company's standard payroll procedures. (The annual base salary specified in this subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation.") All future changes to compensation will be based on the results of evaluations of the Employee's performance, whether such evaluations are performed annually, or more frequently as may be initiated by Employee's senior management or the Board;
          provided, however, that $390,000 base salary referred to above shall be increased by a minimum of eight percent (8%) during each of the first and second twelve (12) month periods following the Commencement Date.

     b) Incentive Bonuses. The Employee will be eligible for annual incentive bonuses based on objective or subjective criteria established in advance by the Board and or the Compensation Committee of the Board in its sole discretion (but after consultation with the Employee) and presented to the Employee, and the determinations of the Board with respect to such bonuses shall be in the sole discretion of the Board and shall be final and binding.

     c) Performance Bonus Stock. Subject to the approval of the Board, the Company may grant the Employee restricted stock, stock options or other equity securities, from time-to-time, covering the shares of the Company's equity securities. The terms of such grants, options and other equity securities shall be as determined by the Board at the time of any such grant. Such terms shall be provided in writing to the Employee at the time of any such grant. In accordance with the Company's 2008 Stock Incentive
          Plan (the "Plan"). The restricted stock described above will be subject to the terms and conditions of the Plan. The Company will review the Employee annually for purposes of making equity grants; provided that such grants shall based on objective or subjective criteria established by the Board and or the Compensation Committee of the Board in its sole discretion (but after consultation with the Employee). The determinations of the Board with respect to such grants shall be in the sole discretion of the Board and shall be final and binding.


3)   Vacation and Employee Benefits.

     During his Employment, the Employee shall be eligible for paid time off ("PTO") in accordance with the Company's standard policy for similarly situated employees, as it may be amended from time to time, with his initial accrual at the rate of thirty nine
     (39) days per year, accrued hourly in accordance with the Company's payroll practices, with a maximum accrual of thirty-nine (39) days or three hundred and twelve (312) hours. During his Employment, the Employee shall be eligible to participate in any employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan based on the terms of the plan and Company policy.


4)   COBRA Reimbursement.

     a) During his Employment, if the Employee declines for a period of time to participate in the employee health insurance (medical and/or dental) benefit plans maintained by the Company and instead timely elects to continue his health insurance coverage pursuant to COBRA (as defined in Section 8(c)) under his prior plan, the Company agrees to pay the Employee as reimbursement for payments made by the Employee for such Health coverage.

     b) The Company shall use commercially reasonable efforts to procure a term policy of life insurance on the life of Executive with a death benefit of at least Five Million Dollars ($5,000,000) for a beneficiary or beneficiaries to be designated by Executive, and the Company shall pay all premiums and any other ordinary costs or expenses incident to maintaining such policy in effect during the Term. In connection with the procurement of such policy, Executive shall, at such time or times and at such place or places as the Company may reasonable direct, submit Himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate.

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          As an alternative to procuring such policy, the Company may authorize Executive to procure such policy, and the Company shall reimburse Executive for the reasonable costs incurred by Him in connection with the procurement of such policy. Upon the expiration or termination of the Employee for "good reason" by the Company other than for "cause", Executive shall have the right to maintain such policy at Executive's cost and expense.


5)   Parking.

     During the term of this Agreement, but only for so long as the Company, in its reasonable discretion, determines that it is cost-effective, the Company shall pay for a parking space for the Employee's use in a parking garage close to the Company's
     Beverly Hills Office.


6)   Legal and Business Expenses.

     During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such, legal and other business expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.


7)   Term of Employment.

     a) Background Check. This employment is contingent on the Company receiving a satisfactory background and consumer credit report. When the credit report is conducted, the Company will comply with the federal Fair Credit Reporting Act and applicable state laws, including providing the Employee with any required notices or forms.

     b) Basic Rule. The Company agrees to continue the Employee's Employment, and the Employee agrees to remain in Employment with the Company, from the period commencing on the Commencement Date until the date when the Employee's
          Employment terminates pursuant to subsection (c) or (d) below.

     c) Termination. Executive's employment and Term will terminate on the first of the following to occur:

          (1)  Automatically upon Executives death.

          (2) Upon written notice by the Company to Executive of termination due to Disability (as defined below). For the purpose of this agreement, "Disability" shall mean a condition that entitles Executive to benefits under an applicable Company long-standing disability plan or, if no such plan exists, a physical or mental disability which, in the reasonable judgment of the Company's board of directors, is likely to render Executive unable to perform his duties and obligations under this agreement for 180 days in any 12-month period.

          (3) Upon written notice by the company to the Executive of a termination for "cause" under Section 8d of this Agreement.

          (4) Upon termination for "Constructive Termination or for "Change of Control" under Section 8b (i), 8b (ii), 8b
               (iii),8b (iv) and 8e.

          (5)  Upon "Voluntary Termination" by the Executive under
               Section 8b (v) of this Agreement.

     d)   Rights Upon Termination. Except as expressly provided in
          Section 8, upon the termination of the Employee's Employment for any reason (or no reason), including for Cause, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 2,3,4,5 and 6 for the period preceding the effective date of termination, except for benefits that by their terms are for periods following such effective date. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

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     e)   Termination of Agreement. This Agreement shall take effect on the Commencement Date and shall terminate when all obligations of the parities hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Employee's obligations under Section 8.


8)   Termination Benefits.

     a) General Release. In order to receive the benefits described in subsections (b) and (c) below, the Employee must (i) execute a reasonable general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, (ii) as part of such general release, agree to a mutual non-disparagement with the Company, and (iii) agree not to prosecute any legal action or other proceeding based upon any of such claims.

     b)   Severance Pay.

          i. If, during the term of this Agreement, the Company terminates the Employee's Employment (including through "Constructive Termination" as defined below) for any reason other than Cause or Permanent Disability (as defined below), then the Company shall pay the Employee his Base Compensation for a period of twelve (12) months (the "Base Continuation
               Period"), shall pay monthly and ratably over such twelve (12) month period the average of the last two annual incentive bonuses paid during the 24 months prior to termination (the "Average Bonus"), and shall accelerate the vesting of any outstanding stock options or other equity securities such that the Employee will become vested in an additional number of shares subject to such stock options or other equity securities, as if the Employee provided another twelve
               (12) months of service with the Company.
               Notwithstanding anything in this Agreement to the contrary, to the extent require by Section 409A of the Internal Revenue Code of 1986, as amended (the
               "Code"), if at the time of termination of Employment, the Company has a class of stock that is publicly traded on an established securities market or otherwise, and Employee is a "specified employee" of the Company within the meaning of section 409A(a)(2)(B)(i) of the Code, or any successor provision thereto, any severance payments contemplated hereunder that are otherwise due during the six month period beginning on the date of termination shall be paid instead on the first date of the seventh month following termination or, if earlier, Employee's date of death (the "Six Month Delay Period"). For purposes of this Agreement, if a termination of Employment occurs when there had been only one incentive bonus paid, then the "Average Bonus" shall be the amount of such single incentive bonus, and if a termination of Employment occurs prior to the payment of any incentive bonus, then the "Average Bonus" shall be the guaranteed amount equal to 70% of the Target Level bonus amount described in Section 2(b).

          ii. If, within sixteen (16) months following a Change of Control (as defined below), the Employee's
               Employment is terminated (including through
               "Constructive Termination") for any reason other than Cause or Permanent Disability, then, subject to the "Parachute Payment" provisions of subsection (e) of this Section 9 and, further, subject to the Six Months Delay Period, if applicable, the Company shall pay the Employee, his Base Compensation for a period of twenty four (24) months following the termination of his Employment (the "Change of Control
               Continuation Period"), shall pay monthly and ratably over the Change of Control Continuation Period an amount equal to two (2) times the Average Bonus, and shall accelerate the vesting of any outstanding stock options or other equity securities such that the Employee will become vested in an additional number of shares subject to such stock options or other equity securities, as if the Employee provided another twenty-four (24) months of service with the Company.
               Such Base Compensation shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company's standard payroll procedures.

          iii. Definition of "Constructive Termination." For all purposes under this Agreement "Constructive Termination" shall mean the Employee's resignation within sixty (60) days following (i) a material reduction or change in title, job duties, authority, responsibilities or job requirements inconsistent with Employee's position with the Company to which the Employee has not agreed to in writing; (ii) any material reduction of Employee's Base Compensation or the guaranteed portion of his incentive bonus, to which the Employee has not agreed in writing; (iii) any elimination of a material health, dental, insurance or other similar benefit or perquisite provided to the

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               Employee pursuant to employment with the Company
               to which the Employee has not agreed to in writing unless such material benefit or perquisite is being eliminated for all Employees in comparable positions or Employee's class due to a reasonable business need or condition; (iv) a relocation of place of employment more than sixty (60) miles from Beverly Hills, California;
               (v) the Company's failure to cure any material breach by it of the terms of this Agreement within a reasonable time following written notice from the Employee to the Board or (vi) the failure by any successor to substantially all of the business of the Company to assume the Company's obligations under this Agreement within five business days after a written request from the Employee. The provisions of subparts (i) through (iii) of this subparagraph b(iii) shall not apply if any Cause (as defined in subsection (d) below) has occurred, and, if curable pursuant to subsection (d), has not been cured within the period of time permitted pursuant to subsection (d).

          iv. Definition of "Change of Control." For all purposes under this Agreement, "Change of Control" shall mean (A) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all the Company's assets.

          v. In addition to any other rights or remedies provided by law or in this Agreement. Executive may terminate his employment hereunder at any time by giving the Company written notice to such effect at ninety (90) days prior to the date of termination set forth therein, such termination to be irrevocable upon receipt of such notice by the Company.

          vi. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 8, Employee's Employment with the Company shall be considered to have terminated only if (i) Employee provides no further services for the Company in any capacity following the termination, or (ii) there is otherwise a "separation from service" within the meaning of section 409A (a)(2)(A)(i) of the Code. For purposes of the foregoing, Employment shall not be considered terminated while Employee is on a bona fide leave of absence (i) if Employee's right to reemployment is provided by statute or contract, or (ii) if no such right exists, until six months following the start of any such period of leave of absence.

     c) Health Insurance. If subsection (b) above applies, and if the Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of his Employment, then the Company shall reimburse, subject to the Six Months Delay Period, if applicable, the Employee's monthly premium under COBRA until the earliest of (i) the close of the Base Continuation Period or the Change of Control Continuation Period, as applicable, (ii) the expiration of the Employee's continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

     d) Definition of "Cause." For all purposes under this Agreement, "Cause" shall mean:

          i. Any material breach of this Agreement, the Proprietary Information and Inventions Agreement between the Employee and the Company, or any other written agreement between the Employee and the Company, without Employee's satisfactory and reasonable cure, if curable, within sixty (60) days of Employee's receipt of written notice from the Company of such failure to comply, provided that such notice by Company to Employee specifies the material breach(es) compliance issues and shall delineate the performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure;

          ii. Any material failure to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employee's Employment, which adversely impacts any aspect of the business or personnel of the Company without Employee's satisfactory and reasonable cure, if curable, within sixty (60) days of

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               Employee's receipt of written notice from the Company of
               such failure to comply, provided that such notice by Company to Employee shall specify the material failure(s) to comply and delineate the performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure;

          iii. Conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

          iv. Threats or acts of violence or unlawful harassment directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of the Company or directed to the Company;

          v. The sale, possession or use of illegal drugs on the premises of the Company or of a customer or business partner of the Company or when engaged in the business of the Company at Company events, Company sponsored events and at any other events, premises and venues at which the Employee is engaged in the business of the Company;

          vi.  Illegal or unethical business practices;

          vii. Gross misconduct or gross negligence in the performance of duties assigned to the Employee under this Agreement; or

          ix. Failure to perform reasonable duties assigned to the Employee under this Agreement without Employee's satisfactory and reasonable cure, if curable, within sixty
               (60) days of Employee's receipt of written notice from the Company of such failure to perform, provided that such notice by Company to Employee shall specify the failure(s) to perform and delineate the performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure.

     e) Parachute Payments. If any payment or benefit an Employee would receive in connection with a Change of Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise
          Tax. If a reduction in payments or benefits constituting
          "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee's stock awards.

          The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which the Employee's right to a Payment is triggered (if requested at that time by the Company or the Employee) or such other time as requested by the Company or the Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Employee with an opinion reasonably acceptable to Executive that no Excise
          Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Employee.

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9)   Non-Solicitation and Non-Disclosure.

     a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Employee's Employment terminated for any reason, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee's own behalf or on behalf of any other person or entity) either (i) the employment of any employee of the Company or any of the Company's affiliates or (ii) the business of any customer of the Company or any customer of any of the Company's affiliates with whom the Employee had contact during his Employment. Notwithstanding the foregoing, the Employee shall be entitled to solicit the Employee's executive assistance at the time of termination with the approval of the Company (which will not be unreasonably withheld.)

     b) Non-Disclosure. The Employee has entered into a Proprietary Information and Inventions Agreements with the Company, which is incorporated herein by reference.


10)  Successors.

     a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which become bound by this Agreement.

     b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.


11)  Miscellaneous Provisions.

     a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to his at the home address which he most recently communicated to the Company in writing, and a copy shall be sent to Phil Adikoff Esq 9454 Wilshire Blvd, third floor, Beverly Hills California 90212. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

     b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     c) Whole Agreement. This Agreement supersedes any previous offer letters and employment agreements. No other agreements, representations or understandings (whether oral or written and whether express or implied), which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Proprietary Information and Inventions Agreement, and any agreements relating to the previously granted options or other stock awards contain the entire understanding of the parties with respect to the subject matter hereof.

     d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

     e) Choice of Law and Severability. This Agreement is executed by the parties in the State of California and shall be interpreted in accordance with the laws of such State (except its provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without

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          materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

     f) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee's Employment or the termination thereof, shall be settled in Beverly Hills, CA, by arbitration before a single neutral arbitrator in accordance with the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Services. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.
          The Company will pay all costs unique to arbitration. The Company shall also pay to the fullest extent permitted by law, all legal fees and expenses which the Employee may incur as a result of or in connection with or arising out of such arbitration (including as a result of any contest by the Employee about the amount or timing of any payment due under this paragraph); provided that the arbitrator or other person(s) presiding over the arbitration affirmatively finds that the Employee "prevailed" in the arbitration. Each of the Company and the Employee agree that such arbitrator or other person shall be instructed to make a determination as to whether the Company or the Employee "prevailed" in the arbitration. The parties hereby agree to waive their right to jury trial to the extent permitted by law.

     g) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connections with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

     h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     i) No Mitigation/Offset. In the event of any termination of employment, Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect to any claims which the Company or any of its subsidiaries or affiliates (or any other person or entity) has or may have against Employee.

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

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized representative, as of the day and year first above written.


                                     _______________________________________
                                     Dr. Halden S. Shane


                                     For The Ozone Man, Inc.



                                     _______________________________________
                                     Name: Richard Johnson, Esq.
                                     Title: Member of the Board of Directors



                                     _______________________________________
                                     Name: Honorable Willie Brown, Esq.
                                     Title: Member of the Board of Directors

                                  Schedule A
                                EMPLOYEE DUTIES

1.  Position and Structure:

    Chief Executive Officer, Reporting to the Board

2.  Position Overview:

    i. Overall accountability for and the leadership, management, development and continuous improvement of the Company and all of its operations, finances, transactions, business relationships, M & A activity and human resources.

    ii. Strategic planning and strategic business development for the business and implementation of transactions, tasks and projects is resulting from such planning through the organization.

    iii. Leadership, management, recruiting, and continuous development of the Company's leadership team.

    iv. Consistent and accurate planning, forecasting, and budgeting related to all areas of the business and managing to meet or exceed those plans, forecasts and budgets.

    v. Managing, meeting and exceeding those expectations of member, client and business partner, as are specified in advance in writing between the Employee and the Company.

    vi. As the most senior leader, with integrity, wisdom and prudence, interacting with, communicating to, and helping to educate and to develop up line management, peer management, and non-reporting staff throughout the Company to the benefit of all Company personnel and the business as a whole.

    vii. Representing the Company and its personnel in formal and informal communications and presentations, on panels, with the press, in the field, with clients and other business partners, and in all other business-related circumstances, with the highest attainable form of professionalism, integrity, honesty, and sincerity in the desire to serve, provide service, and relate information, and in all other forms of communication and presentation.

    viii. Responsibilities as further defined in written descriptions of the job and other roles and responsibilities.

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